Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Ra Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Ra Medical Systems, Inc. 2018 Equity Incentive Plan	65,285 (2)	$0.34 (4)	$22,196.90	$2.06
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan	11,870 (3)	$0.29 (5)	$3,430.43	$0.32
TOTAL:	77,155		$25,627.33	$2.38
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Ra Medical Systems, Inc. 2018 Equity Incentive Plan (“2018 Plan”) and the Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan (“2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 65,285 shares of common stock reserved for issuance pursuant to future awards as a result of the annual evergreen increase under the 2018 Plan.
(3)	Represents 11,870 shares of common stock reserved for issuance pursuant to future awards as a result of the annual evergreen increase under the 2018 ESPP.
(4)

Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $0.34, the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American on April 22, 2022.

(5)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of $0.34, the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American on April 22, 2022. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.